U.S. SECURITIES AND EXCHANGE COMMISSION

                     Washington D.C.  20549
                 ______________________________

                           FORM 12b-25

                   NOTIFICATION OF LATE FILING

                          (Check One):
[ ] Form 10-K     [ ] Form 20-F   [ ] Form 11-K
[X] Form 10-Q     [ ] Form N-SAR  [ ] Form 10-KSB
[ ] Form 10-QSB

For Period Ended: June 30, 2000       SEC File Number  1-10185
[   ] Transition Report on Form 10-K  CUSIP Number
[   ] Transition Report on Form 20-F
[   ] Transition Report on Form 11-K
[   ] Transition Report on Form 10-Q
[   ] Transition Report on Form N-SAR
[   ] For the Transition Period Ended:


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PART I - REGISTRANT INFORMATION

                      ADS SYSTEMS, INC.
                    (Full Name of Registrant)


                    3737 Grader Street, Suite 110
             (Address of Principal Executive Office)

Garland, Texas                                 75041
(City and State)                             (Zip Code)

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PART II - RULES 12b-25(b) and (c)

       If   the   subject  report  could  not  be  filed  without
unreasonable effort or expense and the Registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.
(Check box if appropriate.)

[X]       (a)  The reasons described in reasonable detail in Part
          III of this form could not be eliminated without unreasonable effort or expense;

          (b)  The subject quarterly report on Form 10-
          QSB will be filed on or before the fifth calendar day following the prescribed due date; and

          (c)   The  accountant's  statement  or  other
          exhibit required by rule 12b-25(c) has been attached, if applicable.

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PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-Q could not be filed within the prescribed time period.

      The Registrant was unable to file its Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, (the "10-Q") on a timely basis due to technical difficulties associated with the Edgar filing system. The 10-Q ultmately received a filing date of August 15, 2000. A request has been made under Section 232.13(b) of Regulation S-T to adjust the filing date. This 12b-25 is filed for the sole purpose of insuring that the 10-Q will be deemed timely made under the rules and regulations promuglated by the Securities and Exchange Commission.


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PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

     James H. McAlister            (214)           348-7200
     ------------------         ----------        ----------
       (Name)                   (Area Code)  (Telephone Number)

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(2)  Have all other periodic reports
     required under Section 13 or 15(d)
     of the Securities Exchange Act of
     1934 or Section 30 of the Investment
     Company Act of 1940 during the
     preceding 12 months been filed?    [X]   Yes [  ]   No

     If answer is no, identify reports.
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(3)  Is it anticipated that any significant
     change in results of operations from
     the corresponding period for the last
     fiscal year will be reflected by the
     earnings statements to be included
     in the subject report or portion
     thereof?      [X]   Yes    [ ]   No

     If so, attach an explanation of the
     anticipated change, both narratively
     and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

     As indicated in the subject 10-Q.

                      ASD SYSTEMS, INC.
          --------------------------------------------
          (Name of Registrant as specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  August 15, 2000


                              By:  /s/JAMES H. MCALISTER
                                 ------------------------
                              Name: James H. McAlister
                                    ---------------------
                              Title: Corporate Secretary


                            ATTENTION

Intentional misstatements or omissions constitute Federal
Criminal Violations (see 18 U.S.C. 1001).